Exhibit 10.9
AMENDMENT NUMBER FOUR TO CREDIT AGREEMENT
     This Amendment Number Four to Credit Agreement (“Amendment”) is entered into as of May 22, 2009, by and among WELLS FARGO FOOTHILL, INC., a California corporation, as Agent (the “Agent”) for the Lenders set forth in the signature pages hereof (the “Lenders”) and the Lenders, on the one hand, and OCLARO, INC., a Delaware corporation, formerly known as Bookham, Inc. (“Parent”), and each of Parent’s Subsidiaries identified on the signature pages hereof (such Subsidiaries are referred to hereinafter each individually as a “Borrower”, and individually and collectively, jointly and severally, as the “Borrowers”), on the other hand, with reference to the following facts:
     A. Agent, Lenders, Parent and Borrowers have previously entered into that certain Credit Agreement, dated as of August 2, 2006 (as amended, supplemented, amended and restated, or otherwise modified, the “Agreement”).
     B. Parent, Borrowers, Agent and Lenders desire to amend the Agreement as provided for and on the conditions herein.
     NOW, THEREFORE, Parent, Borrowers, Agent and Lenders hereby amend and supplement the Agreement as follows:
1. DEFINITIONS. All initially capitalized terms used in this Amendment shall have the meanings given to them in the Agreement unless specifically defined herein.
2. AMENDMENTS TO THE AGREEMENT.
     (a) Article 4 of the Agreement is hereby amended by adding the following Section 4.21 immediately after Section 4.20:
4.21 Inactive Subsidiaries. Each of the Inactive Subsidiaries is inactive and does not conduct any business operations, except as may be related to the dissolution of such Inactive Subsidiary or the consolidation or merger of such Inactive Subsidiary with one or more Active Obligors as permitted under the terms of this Agreement.
     (b) Section 6.12 of the Agreement is hereby amended to read as follows:
6.12 Investments. Except for Permitted Investments, directly or indirectly, make or acquire any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment; provided, however, that
(i) Parent and its Subsidiaries that are Obligors shall not have Permitted Investments (other than in the Cash Management Accounts) in Deposit Accounts or Securities Accounts for the first 30 days immediately following the Closing Date in an aggregate amount in excess of $100,000 at any one time, and thereafter, $25,000, at any one time, unless such Person and the applicable securities intermediary or bank have entered into Control Agreements governing such Permitted Investments in order to perfect (and further establish) the Agent’s Liens in such Permitted Investments; except that (a) Avanex during the period commencing on the Avanex Merger Date and ending on the Avanex Delivery Deadline may maintain balances in such Deposit Accounts and Securities Accounts without Avanex and the applicable securities intermediary or bank having entered into a Control Agreement and (b) after the Avanex Delivery Deadline, Avanex may maintain balances in the Deposit Accounts and Securities Accounts maintained in Italy (the “Avanex Italy Accounts”) without Avanex and the applicable securities intermediary or bank having entered into a Control Agreement, so long as the Avanex Italy Accounts shall not have cash and Cash Equivalents in an aggregate amount in excess of €2,130,000 (Euros)at any one time. Subject to the Investments permitted by the foregoing proviso, Parent shall not and shall not permit its Subsidiaries that are Obligors to establish or maintain any Deposit Account or Securities Account unless Agent shall have received a Control Agreement in respect of such Deposit Account or Securities Account.
(ii) Parent’s Subsidiaries that are not Obligors (other than Avanex France, Avanex China, Avanex Thailand, Bookham China, Bookham Switzerland, and Forthaven as described further herein) shall not have cash and Cash Equivalents in an aggregate amount in excess of $300,000 at any one time; provided that notwithstanding the other limitations in this Section 6.12, the following non-Obligors may have cash and Cash Equivalents but only in accordance with the following aggregate maximum amounts:
     a. Avanex France shall not have cash and Cash Equivalents in an aggregate amount in excess of €2,485,000 (Euros) at any one time,
     b. Avanex China shall not have cash and Cash Equivalents in an aggregate amount in excess of $1,500,000 at any one time,
     c. Avanex Thailand shall not have cash and Cash Equivalents in an aggregate amount in excess of $3,000,000 at any one time,
     d. Unless and until Bookham China consummates the Bookham China Sale and Leaseback, Bookham China shall not have cash and Cash Equivalents in an aggregate amount in excess of $5,500,000 at any one time, and upon and during the 2 months after the consummation of the Bookham China Sale and Leaseback, in an aggregate amount in excess of $14,000,000 at any one time,
     e. Bookham Switzerland shall not have cash and Cash Equivalents in an aggregate amount in excess of $3,500,000 at any one time, and
     f. Forthaven Ltd., a company organized under the laws of England and Wales (“Forthaven”), shall not have cash and Cash Equivalents in an aggregate amount in excess of £135,000 (UK pounds sterling) at any one time,
     (c) Article 6 of the Agreement is hereby amended by adding the following Section 6.16 immediately after Section 6.15:
6.16 Limitations on Inactive Subsidiaries. Permit any Inactive Subsidiary to incur any liabilities (other than immaterial liabilities relating to the dissolution or winding down of such Inactive Subsidiary) or own or acquire assets in excess of $250,000 fair market value, in the aggregate, or engage itself in any operations or business.

     (d) The following definitions in Schedule 1.1 of the Agreement are hereby amended to read as follows:
“Administrative Borrower” has the meaning specified therefor in Section 16.11.
“Inactive Subsidiaries” means, collectively, Avanex International Corporation, a Delaware corporation, Avanex U.S.A. Corporation, a Delaware corporation, LamdaFlex, Inc, a Delaware corporation, Pearl Acquisition Corp., a Delaware corporation, Marley Acquisition Corporation, a Delaware corporation, and “Inactive Subsidiary” means any one of them.
“Permitted Intercompany Advance” means Intercompany Advances
(a) made by any of Parent’s Subsidiaries that is not an Obligor to any of Parent’s other Subsidiaries that is not an Obligor;
(b) made by Parent or any of Parent’s Subsidiaries to an Active Obligor so long as they are the subject of the Intercompany Subordination Agreement;
(c) made by any of Parent’s Subsidiaries that is an Obligor to Bookham China, so long as (i) no Default or Event of Default has occurred and is continuing or would result therefrom, and (ii) all such Intercompany Advances do not exceed $4,500,000 per month (subject to annual increases requested by Borrowers and acceptable to Agent, which increases must be based upon historic revenue growth since the Closing Date), provided, that no such Intercompany Advances may be made following Bookham China’s receipt of cash proceeds from the Bookham China Sale and Leaseback, until such cash proceeds have been fully utilized to fund the ongoing business of Bookham China;
(d) made by any of Parent’s Subsidiaries that is an Obligor to Bookham Switzerland, so long as (i) no Default or Event of Default has occurred and is continuing or would result therefrom, and (ii) all such Intercompany Advances do not exceed $1,400,000 in any calendar month;
(e) made by any of Parent’s Subsidiaries that is an Obligor to Avanex Thailand, so long as (i) no Default or Event of Default has occurred and is continuing or would result therefrom, and (ii) all such Intercompany Advances do not exceed $1,000,000 in any calendar month;
(f) made by any of Parent’s Subsidiaries that is an Obligor to Avanex China, so long as (i) no Default or Event of Default has occurred and is continuing or would result therefrom, and (ii) all such Intercompany Advances do not exceed $750,000 in any calendar month;
(g) made relating to the Avanex Restructuring by any of Parent’s Subsidiaries that is an Obligor to Avanex France or Avanex with respect to the Avanex Italy Accounts in an aggregate amount not to exceed the Avanex Restructuring Amount;
(h) made by any of Parent’s Subsidiaries that is an Obligor to any of Parent’s other Subsidiaries that is not an Obligor (other than Bookham China, Bookham Switzerland, Avanex Thailand, Avanex China, and Avanex France), so long as (i) no Default or Event of Default has occurred and is continuing or would result therefrom, and (ii) all such Intercompany Advances do not exceed $100,000 outstanding at any one time; and
(i) payments made by any Obligor to the Lender Group in respect of obligations under this Agreement or the Loan Documents, to the extent that the same are construed as “advances” for the benefit of one or more of the other Obligors and so long as they are subject to the Intercompany Subordination Agreement.
“Permitted Intercompany Transactions” means (a) each of the transactions set forth on Schedule P-1 that are materially consistent with the past practices of Parent’s and its Subsidiaries’ business operations as in effect on the Closing Date and disclosed to Agent on or before the Closing Date, (b) each of the transactions set forth on Schedule P-1that are materially consistent with the past practices of Avanex and its Subsidiaries’ business operations as in effect on the Avanex Merger Date, (c) transactions by and between Obligors that are materially consistent with the past practices of Obligors’ business operations as in effect on the Closing Date and disclosed to Agent on or before the Closing Date, and (d) transactions between Parent or its Subsidiaries, on the one hand, and any Affiliate of Parent or its Subsidiaries, on the other hand, so long as such transactions (i) are upon fair and reasonable terms, (ii) are fully disclosed to Agent if they involve one or more payments in excess of $500,000 for any single transaction or series of transactions, and (iii) are no less favorable to Parent or its Subsidiaries, as applicable, than would be obtainable in an arm’s length transaction with a non-Affiliate.
     (e) Schedule 1.1 of the Agreement is hereby amended by adding the following definitions in the appropriate alphabetical order:
“Avanex” means Avanex Corporation, a Delaware corporation.
“Avanex China” means Avanex Communication Technologies Co., Ltd, a People’s Republic of China corporation.
“Avanex Delivery Deadline” has the meaning set forth in Amendment Number Three to the Credit Agreement (“Amendment Three”), as amended by that certain letter, extending the time to satisfy certain conditions in Amendment Three, dated as of May 12, 2009, by and between Lenders, Agent and Borrowers.
“Avanex France” means Avanex OIF S.A., a company organized under the laws of France.
“Avanex Merger Date” means April 27, 2009.
“Avanex Restructuring” means the reductions in work force, removal of redundant positions, and/or transfer of employees in connection with the Avanex Merger occurring from the Avanex Merger Date up to and including a period of time not to exceed 12 months after the Avanex Merger Date.
“Avanex Restructuring Amount” means the severance, retention costs, taxes and other expenses with respect to the Avanex Restructuring, which amounts may not exceed €3,905,000 (Euros) in aggregate with respect to Avanex France or Avanex’s operations in Italy.

“Avanex Thailand” means Avanex (Thailand) Limited, a company organized under the laws of Thailand.
     (f) Schedules P-1, P-2, 2.7(a), 4.5, 4.7(a), 4.7(b), 4.7(c), 4.7(d), 4.8(b), 4.8(c), 4.10, 4.14, 4.15, 4.17 and 4.19 to the Agreement are hereby amended in their entirety by the Schedules delivered by the Parent and the Borrowers as of the date hereof.
3. PARENT. Bookham, Inc., formed Oclaro, Inc., a Delaware corporation (“Oclaro”) as its wholly owned Subsidiary, and thereafter, Oclaro merged with and into Bookham, Inc., with Bookham, Inc. as the surviving entity. Immediately after the merger, Bookham, Inc. changed its name to Oclaro, Inc. Therefore, all references to Parent and/or Bookham, Inc. in the Agreement and the other Loan Documents shall be deemed reference to Oclaro, Inc.
4. WAIVER.
     (a) Lender hereby waives the Events of Default under Section 7.2 of the Agreement due to Parent’s violation of: (i) Section 5.16 as a result of Parent’s failure to deliver or cause the delivery of certain documents in connection with the formation of Oclaro and (ii) Section 6.3 as a result of the Oclaro merger with and into Bookham, Inc.
     (b) Lender hereby waives the requirements set forth under “Permitted Dispositions,” subsection (f), of: (i) 30 days prior written notice of the sale of New Focus, Inc. assets, including delivery of detailed calculations that on a pro forma basis Borrowers will have positive Availability after giving effect to the sale and that no Overadvance would result, and (ii) delivery of updated schedules to the Loan Documents reflecting such sale on or before the closing date. The Lender hereby agrees that the sale of the assets of New Focus, Inc. shall be a “Permitted Disposition” so long as: (i) the sale and/or exchange of assets is made on terms substantially similar to the terms set forth in the Newport Asset Purchase Agreement, a copy of which was delivered to Agent on or about May 21, 2009, (ii) at the time of such sale, no Default or Event of Default has occurred and is continuing or would result therefrom, (iii) any cash proceeds are remitted to a Deposit Account of Parent or a Borrower which is subject to a Control Account Agreement and any non-cash proceeds of sale are subject to Agent’s Lien, and (iv) within 15 Business Days after the closing date of the New Focus, Inc. sale, Parent delivers to Agent updated schedules to the Loan Documents reflecting changes to New Focus, Inc’s assets, provided, that in no event may any schedule be updated in a manner that would reflect or evidence a Default or Event of Default. Upon the consummation of the sale of the assets of New Focus, Inc. in accordance with these conditions, the Lender hereby agrees that the Liens on the assets sold shall automatically be released and the Agent agrees to execute any documents evidencing such Lien release as Parent shall reasonably request.
     (c) Lender hereby waives Section 6.12 (to the extent any such waiver may be required under the Agreement) with respect to the acquisition of assets from Newport Corporation to the extent such assets are acquired in connection with the sale of New Focus, Inc. assets described in clause (b) above.
     (d) Lender hereby waives the requirement of 15 days prior written notice under Section 6.5 of the Agreement with respect to the name changes of the following Subsidiaries of Parent: Bookham Technology plc, Bookham (US) Inc., Bookham Switzerland, Bookham China, Avanex China, Avanex Thailand and Avanex France. The Lender hereby agrees that notice of such name changes provided herein is sufficient to satisfy the requirement of prior written notice set forth in Section 6.5. The Subsidiaries of Parent identified herein shall provide Agent a copy of each filing made to effect such name changes described herein, promptly upon, but in any event within one Business Day of the filing date of such documents with the applicable jurisdiction of incorporation.
     (e) The waivers in this Section 4 shall become effective only in accordance with Section 7 hereof and then only in this specific instance and for the specific purposes set forth herein. The waivers in this Section 4 do not allow for any other or further departure from the terms and conditions of the Agreement, as amended hereby, or any of the other Loan Documents, which terms and conditions shall remain in full force and effect.

5. REPRESENTATIONS AND WARRANTIES. Parent and each Borrower hereby affirms to Agent and Lenders that, after giving effect to the consents, waivers and amendments herein, all of its representations and warranties set forth in the Agreement are true, complete and accurate in all respects as of the date hereof.
6. RATIFICATION OF LOAN DOCUMENTS. After giving effect to this Amendment, Parent and each Borrower hereby restates, ratifies, and reaffirms the terms and conditions set forth in the Agreement, including all amendments thereto, and the other Loan Documents which are, and shall continue to be, in full force and effect.
7. NO DEFAULTS. Parent and Borrowers hereby affirm to the Lender Group that, after giving effect hereto, no Event of Default has occurred and is continuing as of the date hereof.
8. CONDITION PRECEDENT. The effectiveness of this Amendment is expressly conditioned upon receipt by Agent of the following:
     (a) copies of the Governing Documents of Avanex, as amended, modified, or supplemented as of the date of delivery;
     (b) a certificate of status with respect to Avanex, dated within 10 days of the date of delivery, such certificate to be issued by the appropriate officer of Avanex’s jurisdiction of organization, which certificate shall indicate that Avanex is in good standing in such jurisdiction;
     (c) a certificate of status with respect to Avanex, dated within 30 days of the date of delivery, such certificates to be issued by the appropriate officer of the jurisdictions (other than Avanex’s jurisdiction of organization) in which the failure of Avanex to be duly qualified or licensed would constitute a Material Adverse Change, which certificates shall indicate that Avanex is in good standing in such jurisdictions;
     (d) all necessary documentation to ensure Agent shall have, for the ratable benefit of the Lenders, a perfected first priority Lien over all the assets of Avanex, which are Collateral, subject only to Permitted Liens;
     (e) updated schedules to the Loan Documents, as applicable;
     (f) a fully executed copy of the deed of confirmation entered into by Bookham Technology PLC, Bookham Nominees Limited and Bookham, Inc., in favor of the Agent in relation to the English security granted pursuant to the Security Agreement together with board minutes from each such company in form and substance satisfactory to the Agent;
     (g) a fully executed copy of this Amendment;
     (h) a fully executed copy of the Reaffirmation of Guaranty attached hereto;
     (i) a fully executed copy of the Joinder Agreement, executed by Avanex Corporation (“Avanex”), Borrowers, Parent, Agent and Lenders, whereby Avanex agrees to become a party to and be bound by the terms of the Loan Documents;
     (j) a fully executed copy of the Ratification Agreement executed by Parent, Agent and Lenders, whereby Oclaro restates, ratifies and reaffirms the representations and warranties (except to the extent that such representations and warranties related to an earlier date) set forth in the Agreement, that certain General Continuing Guaranty, dated as of August 2, 2006, by Bookham Inc., and the other Loan Documents, which documents are, and shall continue to be, in full force and effect, and that all obligations of Bookham, Inc. as “Parent” under the Loan Documents shall be deemed to refer to all present and future obligations of Oclaro;
     (k) a fully executed copy of Supplement Number One to Security Agreement executed by Avanex, Grantors and Agent, whereby Avanex agrees to be a Grantor under the Agreement and agrees to be bound by the terms of the Security Agreement; and

     (l) the General Continuing Guaranty executed by Avanex in favor of Agent, for the ratable benefit of the Lenders, guaranteeing all of the Obligations of Borrowers.
9. CONDITIONS SUBSEQUENT.
     (a) Within 10 days of the date of this Amendment, Borrowers shall deliver to Agent the Pledged Interests Addendum executed by Parent, whereby Parent pledges the stock of Avanex to Agent in connection with the Security Agreement;
     (b) Within 10 days of the date of this Amendment, Borrowers shall deliver to Agent the Pledged Interests Addendum executed by Avanex, whereby Avanex pledges the stock of certain of its Subsidiaries to Agent in connection with the Security Agreement;
     (c) Within 15 days of the date of this Amendment, Borrowers shall deliver to Agent a fully executed copy of the Patent Security Agreement executed by Avanex and Agent, whereby Avanex agrees to grant Agent, for the ratable benefit of Lenders, a continuing first priority security interest over the Patent Collateral (as defined therein) of Avanex;
     (d) Within 15 days of the date of this Amendment, Borrowers shall deliver to Agent a fully executed copy of the Trademark Security Agreement executed by Avanex and Agent, whereby Avanex agrees to grant Agent, for the ratable benefit of Lenders, a continuing first priority security interest over the Trademark Collateral (as defined therein) of Avanex;
     (e) Within 45 days of the date of this Amendment, Borrowers shall use their commercially reasonable best efforts to deliver to Agent a Collateral Access Agreement with respect to (i) 40919 Encyclopedia Circle, Fremont, California, and (ii) any other facilities located within the United States where Avanex’s assets therein are valued at more than: (y) $250,000 in the aggregate for all such facilities or (z) $100,000 with respect to any individual facility;
     (f) Within 45 days of the date of this Amendment, with respect to each Deposit Account and Securities Account maintained in the United States and owned by Avanex, Borrowers shall: (i) comply with Section 2.7 of the Agreement and (ii) either (x) deliver to Agent the Cash Management Agreements and Control Agreements with respect to the relevant Deposit Account or Securities Account, each in form and substance satisfactory to Agent or (y) cause the relevant Deposit Account and Securities Account to be closed and provide Agent satisfactory written evidence of such closure, it being understood that such Deposit Accounts and Investment Accounts are subject to the limitation set forth in the Agreement;
     (g) Within 90 days of the date of this Amendment, if Avanex has not caused the dissolution of the following Avanex entities, then Avanex shall deliver to Agent a pledged interest addendum pledging a 100% interest of such entities as Collateral and stock certificates, together with stock powers with respect to the same:
(i) Lamdaflex, Inc., a Delaware corporation;
(ii) Pearl Acquisition Corp., a Delaware corporation; and
(iii) Marley Acquisition Corporation, a Delaware corporation;
     (h) On the date on which Avanex becomes a Borrower or any portion of Avanex’s assets are included in the calculation of the Borrowing Base, Avanex shall deliver to Agent a pledged interest addendum pledging an interest (the percentage of which shall be determined at Agent’s discretion) as Collateral and stock certificates, together with stock powers with respect to the same, of the following foreign Subsidiaries:
(i) Avanex (Thailand) Limited, a company organized under the laws of Thailand;
(ii) Avanex OIF S.A., company organized under the laws of France;

(iii) Avanex Communication Technologies Co. LTD, company organized under the laws of China; and
(iv) any other direct foreign Subsidiaries of Avanex; and
     (i) Notwithstanding anything to the contrary contained within the Loan Documents, for a period through and including the earlier of: (i) 180 days from the date of this Amendment, or (ii) the date on which Avanex becomes a Borrower or any portion of Avanex’s assets are included in the calculation of the Borrowing Base, all representations and warranties in Article IV of the Agreement and Section 5 of the Security Agreement, with respect to the foreign Subsidiaries of Avanex, listed in subsection (d) of this Section 8, shall be true, correct, and complete to Parent’s and each Borrower’s actual knowledge. Thereafter, such foreign Subsidiaries of Avanex shall be deemed to be Subsidiaries under the Agreement and the other Loan Documents for all purposes, including for the purpose of the representations and warranties set forth therein.
10. COSTS AND EXPENSES. Borrowers shall pay to Agent all of Agent’s out-of-pocket costs and reasonable expenses (including, without limitation, the fees and expenses of its counsel, which counsel may include any local counsel deemed necessary, search fees, filing and recording fees, documentation fees, appraisal fees, travel expenses, and other fees) arising in connection with the preparation, execution, and delivery of this Amendment and all related documents.
11. LIMITED EFFECT. In the event of a conflict between the terms and provisions of this Amendment and the terms and provisions of the Agreement, the terms and provisions of this Amendment shall govern. In all other respects, the Agreement, as amended and supplemented hereby, shall remain in full force and effect.
12. COUNTERPARTS; EFFECTIVENESS. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which when so executed and delivered shall be deemed to be an original. All such counterparts, taken together, shall constitute but one and the same Amendment. This Amendment shall become effective upon the execution of a counterpart of this Amendment by each of the parties hereto and upon satisfaction of the conditions set forth in Section 7 above.
[Signature page to follow]

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

WELLS FARGO FOOTHILL, INC., a California corporation, as Agent and a Lender
By:
Title:

OCLARO, INC., a Delaware corporation, as Parent
By:
Name:
Title:

BOOKHAM TECHNOLOGY PLC, a limited liability company incorporated under the laws of England and Wales, as a Borrower
By:
Name:
Title:

NEW FOCUS, INC., a Delaware corporation, as a Borrower
By:
Name:
Title:

BOOKHAM (US), INC., a Delaware corporation, as a Borrower
By:
Name:
Title: